UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(Address of principal executive offices)

(310) 282-8820

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On December 23, 2014, Colony Financial Inc. (“CLNY,” “we,” “us,” or “our”) and Colony Capital, LLC (“CC”), the parent company of CLNY’s manager, announced that the parties entered into definitive agreements providing for the contribution to CLNY (the “Proposed Transaction”) of substantially all of CC’s real estate and investment management business and operations (other than CC’s interests in Colony American Homes Inc. (“CAH”)) consistent with the November 2014 announcement of the non-binding agreement in principle regarding certain terms relating to the Proposed Transaction. Upon consummation of the Proposed Transaction, CC’s management and investment teams will become employed by CLNY and CLNY will become a self-managed REIT. The Proposed Transaction is subject to a number of conditions, including the approval of CLNY stockholders (as more fully described below). The terms and conditions of the Proposed Transaction will be more fully described in a proxy statement prepared in connection with the Proposed Transaction to be filed with the Securities and Exchange Commission (the “SEC”). We urge all our stockholders to review the proxy statement (and the exhibits thereto) when it becomes available.

Item 1.01	Entry into a Material Definitive Agreement.

Contribution and Implementation Agreement

On December 23, 2014, CLNY and CFI RE Masterco, LLC, a wholly owned subsidiary of CLNY (“OP”), entered into a Contribution and Implementation Agreement (the “Contribution Agreement”) with Colony Capital Holdings LLC (“CC Holdings”), CC, a wholly owned subsidiary of CC Holdings, Colony Capital OP Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of CC (“NewCo”), CCH Management Partners I, LLC, a Delaware limited liability company and a wholly owned subsidiary of CC (“CCH”), FHB Holding LLC (“FHB LLC”) and Richard B. Saltzman (“Mr. Saltzman” and, collectively with CC Holdings, CC, CCH and FHB LLC, the “Contributors”). Under the Contribution Agreement, upon the terms and subject to the satisfaction or waiver of certain conditions thereon, OP will acquire from CC, CC Holdings and CCH substantially all of CCH, CC and CC Holdings’ assets and subsidiaries, other than, among others, those exclusively related to the operation of CAH and excluding CC’s ownership in CAH (the “Contribution”).

In consideration of the Contribution, subject to certain adjustments, including net working capital adjustments, the Contributors will receive aggregate consideration of up to approximately $639.5 million, of which $532.5 million would be paid up front, subject to potential reallocation between the upfront and contingent consideration, and up to approximately $107 million would be payable if earned over time under multi-year performance targets for achievement of certain cumulative funds from operations (“FFO”) per share targets, capital-raising thresholds from real estate funds management businesses and capital-raising thresholds from non-real estate funds management businesses. If the minimum performance target for either the FFO metric or the capital-raising from real estate funds management businesses metric is not met or exceeded, the contingent consideration paid in respect of the other metric would not be paid out in full. Up to $14.6 million of the contingent consideration is subject to reallocation to upfront consideration if the volume-weighted average closing price of CLNY common stock over the 10 trading days prior to the 10th calendar day preceding the date of the CLNY stockholder meeting in connection with the Proposed Transaction were to exceed $24.05. The form of consideration payable by CLNY would be entirely in CLNY common stock (to be reclassified as our Class A Common Stock upon consummation of the Proposed Transaction) and the membership common units of OP (the “OP Units”), each with a reference price of $22.05 for purposes of determining the number of shares and units to be issued in the Proposed Transaction.

The consummation of the Contribution is subject to certain closing conditions, including receipt of certain third-party consents, the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the absence of certain legal impediments to the consummation of the Contribution, the closing of the Colony Mark Transfer Agreement (defined below in this filing) and the effectiveness of the employment, restrictive covenant and lock-up agreements with certain key executives. In addition, the consummation of the Proposed Transaction requires the requisite approval of our stockholders on certain matters contemplated by the Contribution Agreement, including in connection with the amendment of our Articles of Amendment and Restatement (the “Articles”), which, pursuant to applicable law, the Articles and the Contribution Agreement, will require the affirmative approval by the holders of at least two-thirds of CLNY common stock represented in person or by proxy and entitled to vote at the matter at the meeting of stockholders called for this purpose (excluding shares of CLNY common stock held by CC or its affiliates). The Contribution Agreement also contains standard representations, warranties, covenants and indemnities.

The Contribution Agreement may be terminated under certain circumstances, including by either party if: (1) the closing of the Contribution (the “Closing”) has not occurred by September 30, 2015; (2) prior to the requisite stockholder approvals being received, the CLNY Board of Directors (the “Board”), following the direction of a duly authorized and fully empowered committee of the Board, comprised solely of independent and disinterested directors (the “Special Committee”), withholds, modifies or qualifies its recommendation to CLNY’s stockholders; or (3) if the requisite stockholder approvals are not obtained at CLNY’s meeting of stockholders. If the Contribution Agreement is terminated in the circumstances described in clause (2) of the preceding sentence, we will reimburse CC for its transaction expenses up to $15 million.

The Special Committee, which retained its own legal and financial advisors, unanimously determined that the entry into the Contribution Agreement and the completion of the Proposed Transaction are in the best interests of CLNY and its stockholders. The Board, by unanimous vote of those present, made a similar determination based on the recommendation of the Special Committee.

CC Holdings and CC are commonly controlled entities and are the parent companies of our manager, Colony Financial Manager, LLC, which will be contributed to OP in the transaction, and Mr. Saltzman is our Chief Executive Officer. We have certain other relationships with CC and its affiliates (including our Executive Chairman, Thomas J. Barrack, Jr. (“Mr. Barrack”)), which are more fully described in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014.

In connection with the Proposed Transaction, CLNY will seek an amendment to the Articles, which, among other things, would reclassify our common stock as Class A Common Stock and create a new class of common stock, Class B Common Stock (as described in more detail below).

In addition, the Contribution also includes OP’s acquisition from: (a) FHB LLC its 50% membership interest in Colony Realty Partners LLC (“CRP”); and (b) Mr. Saltzman his 40% membership interest in Colony Realty Member, LLC (“CRM”), which is the 50% owner of CRP (the other 60% of CRM being owned by Colony CRP Managing Member, LLC, a wholly owned Subsidiary of CC).

We anticipate that our other senior executives, Ronald M. Sanders, Darren J. Tangen and Kevin P. Traenkle, will continue in their current positions following the Closing and will enter into employment agreements at or prior to the Closing.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Contribution Agreement and this summary are not intended to modify or supplement any factual disclosures about CLNY and should not be relied upon as disclosure about CLNY without consideration of the periodic and current reports and statements that CLNY files with the SEC. The terms of the Contribution Agreement govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Contribution Agreement. In particular, the representations and warranties made by the parties to each other in the Contribution Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Contribution Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact.

Colony Mark Transfer Agreement

In connection with the Contribution, CLNY and OP have also entered into the Colony Mark Transfer Agreement (the “Colony Mark Transfer Agreement”) with New Colony Holdings LLC, which is an affiliate of Mr. Barrack (the “Mark Transferor”), pursuant to which the Mark Transferor will transfer the Colony Mark to OP in exchange for: (1) $15 million to be paid at the Closing, subject to certain adjustments; and (2) up to approximately $3 million if earned over time under the same multi-year performance targets required for receipt of the contingent consideration under the Contribution Agreement. Up to $400,000 of the contingent consideration would be reallocated to upfront consideration if the volume-weighted average closing price of CLNY common stock over the 10 trading days prior to the 10th calendar day preceding the date of the CLNY stockholder meeting in connection with the Proposed Transaction were to exceed $24.05. Consideration to be paid under the Colony Mark Transfer Agreement will be paid in the form of shares of our Class A Common Stock and a newly created Class B Common Stock, each with a reference price of $22.05 for purposes of determining the number of shares to be issued in the Proposed Transaction. The Class B Common Stock will be equivalent, economically, to the Class A Common Stock but will have 36.5 votes per share, which is intended to mirror the number of OP Units (which are redeemable for cash or Class A

Common Stock of CLNY, on a one-to-one basis) beneficially owned by Mr. Barrack and, in certain circumstances, transferred by Mr. Barrack or an entity controlled by Mr. Barrack to certain executives of CLNY or its subsidiaries. The closing of the Colony Mark Transfer Agreement is conditioned upon the consummation of the Contribution under the Contribution Agreement.

The foregoing description of the Colony Mark Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to the Colony Mark Transfer Agreement, which is filed as Exhibit 10.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated by reference in this Item 3.02. The Class A Common Stock, OP Units and Class B Common Stock to be issued and sold pursuant to the Contribution Agreement and the Colony Mark Transfer Agreement will be issued and sold in reliance on Section 4(a)(2) of the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Arrangements with Thomas J. Barrack, Jr. and Richard B. Saltzman

Employment Agreement with Thomas J. Barrack, Jr.

On December 23, 2014, we entered into an employment agreement with Mr. Barrack that sets forth the terms and conditions of his service as our Executive Chairman and Chairman of our Board following the Closing. The agreement will become effective as of the Closing and will continue in effect for an initial term of five years following the Closing, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.

The agreement provides that, in his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to us in that role prior to the Closing. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for CC Holdings and its affiliates and engage in certain other outside activities so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.

The agreement further provides that Mr. Barrack will receive an annual base salary of $1,000,000 and will be eligible to receive a discretionary annual cash bonus with an initial target amount of $4,000,000. In addition, Mr. Barrack will be eligible to receive annual grants of equity-based awards with a target value of 350% of his base salary. Mr. Barrack will also continue to receive allocations in respect of carried interests, incentive fees and other like remuneration in respect of funds managed by us that were granted to Mr. Barrack prior to the Closing and will be eligible to be granted new allocations in respect of carried interests, incentive fees and other like remuneration in respect of funds managed by us as is determined by our

Board from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in certain benefit plans and will be entitled to receive certain perquisites, each as described in the agreement.

The agreement provides that if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive: (1) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Barrack receiving annual bonuses in respect of calendar year 2017, then his target annual bonus); (2) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the calendar year of termination, if unpaid as of the date of termination; (3) a pro-rated target bonus for the calendar year of termination; (4) the continuation of certain benefits for 24 months following termination (or in certain cases, until the end of the term of the employment agreement then in effect (if later)); and (5) full vesting of all equity-based awards, carried interests, incentive fees and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive: (1) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the calendar year of termination, if unpaid as of the date of termination; (2) a pro-rated target bonus for the calendar year of termination; and (3) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards, carried interests, incentive fees and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary: (1) a material diminution in Mr. Barrack’s duties, authorities or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or a diminution in his title; (2) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant; (3) a 25 mile relocation of his principal place of business; or (4) a material breach of the agreement by us, including the failure to appoint Mr. Barrack as our Chief Executive Officer if Mr. Saltzman’s employment terminates while Mr. Barrack is serving as the Executive Chairman.

If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a Restrictive Covenant Agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions, compete with, or solicit our customers or employees during his employment and (in certain circumstances) for the one-year period following the termination of his employment unless his employment is terminated by us without cause (as defined in his employment agreement with us and including non-renewal of the employment agreement by us) or by Mr. Barrack for good reason (as defined in his employment agreement with us). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.

Lock-Up and Liquidated Damages Agreement with Thomas J. Barrack, Jr.

On December 23, 2014, we entered into a Lock-Up and Liquidated Damages Agreement with each of OP, CC and Mr. Barrack. The agreement will become effective as of the Closing and sets forth certain restrictions on the transfer of, and other terms and conditions relating to the OP Units.

The OP Units issued to Colony Capital pursuant to the Contribution Agreement will be fully vested as of the date on which they are issued, but will generally be subject to restrictions on transfer following their issuance. At each anniversary of the date on which they are issued, a portion of the OP Units will be released from the transfer restrictions resulting in an approximately ratable release across the five-year lock-up period, such that all of the OP Units will be freely transferable on the fifth anniversary of the Closing. In addition, the agreement provides for the earlier transferability of OP Units for certain limited purposes, including transfers in respect of pledging activities, gifts, transfers to family estate planning vehicles, transfers required by law, transfers to cover tax obligations relating to the OP Units and transfers to past or present employees (generally subject to specified vesting conditions), among others. While Mr. Barrack is permitted to make these transfers, he is required to retain sufficient OP Units to satisfy any amount that may come due under the liquidated damages provision described below.

The agreement generally provides that if Mr. Barrack materially violates or fails to perform his obligations under the non-competition covenant contained in the agreement under certain circumstances prior to the earlier of the fifth anniversary of the Closing and the termination of his employment by us without “cause” (as defined in his employment agreement with us and including non-renewal of his employment agreement by us) or by Mr. Barrack for “good reason” (as defined in his employment agreement with us, as described above), and fails to cure and cease the violation within 60 days following the date on which he receives written notice of the violation, then CC will be required to remit to OP a specified amount of OP Units issued to it at the Closing as liquidated damages for the violation. The amount of OP Units required to be remitted as liquidated damages decreases by 20% upon each anniversary of the Closing, such that no OP Units will be required to be remitted to OP upon any non-competition violation that occurs on or after the fifth anniversary of the Closing.

The non-competition covenant contained in the agreement generally restricts Mr. Barrack from directly or indirectly engaging in our business in specified locations in which we carry on our business, subject to certain listed exceptions.

Employment Agreement with Richard B. Saltzman

On December 23, 2014, we entered into an employment agreement with Mr. Saltzman that sets forth the terms and conditions of his service as our Chief Executive Officer following the Closing. The agreement will become effective as of the Closing and will continue in effect for an initial term of five years following the Closing, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.

The agreement provides that, in his role as our Chief Executive Officer, Mr. Saltzman will perform duties and provide services to us that are reasonably consistent with those he provided to us in that role prior to the Closing. The agreement further provides that Mr. Saltzman will devote substantially all of his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of his duties to us.

The agreement further provides that Mr. Saltzman will receive an annual base salary of $800,000 and will be eligible to receive a discretionary annual cash bonus with an initial target amount of $2,400,000. In addition, Mr. Saltzman will be eligible to receive annual grants of equity-based awards with a target value of 350% of his base salary. Mr. Saltzman will also continue to receive allocations in respect of carried interests, incentive fees and other like remuneration in respect of funds managed by us that were granted to him prior to the Closing and will be eligible to be granted new allocations in respect of carried interests, incentive fees and other like remuneration in respect of funds managed by us as is determined by our Board from time to time in consultation with Mr. Saltzman. Mr. Saltzman will also be eligible to participate in certain benefit plans and will be entitled to receive certain perquisites, each as described in the agreement.

The agreement provides that if Mr. Saltzman’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described below), and Mr. Saltzman executes a release of claims, he will be eligible to receive: (1) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Saltzman receiving annual bonuses in respect of calendar year 2017, then his target annual bonus); (2) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the calendar year of termination, if unpaid as of the date of termination; (3) a pro-rated target bonus for the calendar year of termination; (4) continued medical benefits at active employee rates for 24 months following termination; and (5) full vesting of all equity-based awards, carried interests, incentive fees and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Saltzman provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive: (1) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the calendar year of termination, if unpaid as of the date of termination; (2) a pro-rated target bonus for the calendar year of termination; and (3) if such termination occurs upon his retirement on or after his attainment of age 65, full vesting of all equity-based awards, carried interests, incentive fees and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary: (1) a material diminution in Mr. Saltzman’s duties, authorities or responsibilities (including failing to maintain

Mr. Saltzman as a member of the Board) or a diminution in his title; (2) a reduction in Mr. Saltzman’s base salary, target annual cash bonus or target annual equity incentive grant; (3) a 25 mile relocation of his principal place of business; or (4) a material breach of the agreement by us.

If any payments to be made to Mr. Saltzman, whether under the agreement or otherwise, would subject Mr. Saltzman to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Saltzman receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a Restrictive Covenant Agreement included as an exhibit to the agreement, also provides that Mr. Saltzman will not, subject to certain listed exceptions, compete with, or solicit our customers or employees during his employment and (in certain circumstances) for the one-year period following the termination of his employment unless his employment is terminated by us without cause (as defined in his employment agreement with us and including non-renewal of the employment agreement by us) or by Mr. Saltzman for good reason (as defined in his employment agreement with us). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Saltzman and us to disparage the other.

Share Transfer and Liquidated Damages Agreement with Richard B. Saltzman

On December 23, 2014, we entered into a Share Transfer and Liquidated Damages Agreement with CC, CC Holdings and Mr. Saltzman, effective as of the Closing, pursuant to which Mr. Saltzman will receive shares of our Class A Common Stock from CC Holdings or one of its affiliates in accordance with the terms of the Contribution Agreement. Certain of the shares will be delivered to Mr. Saltzman on or soon as practicable after the Closing and additional shares may be delivered to Mr. Saltzman in respect of the payment of contingent consideration in accordance with the terms of the Contribution Agreement.

The shares of our Class A Common Stock delivered to Mr. Saltzman pursuant to the agreement will be fully vested as of the date on which they are delivered, but will generally be subject to restrictions on transfer following their delivery. At each anniversary of the date on which they are issued, a portion of the shares delivered to Mr. Saltzman will be released from the transfer restrictions resulting in an approximately ratable release across the five-year lock-up period, such that all of the shares delivered to Mr. Saltzman under the agreement will be freely transferable on the fifth anniversary of the Closing. In addition, the agreement provides for the earlier transferability of the shares delivered to Mr. Saltzman under the agreement for certain limited purposes, including transfers in respect of pledging activities, gifts, transfers to family estate planning vehicles, transfers required by law and transfers to cover tax obligations relating to the shares, among others. While Mr. Saltzman is permitted to make these transfers, he is required to retain a sufficient number of shares to satisfy any amount that may come due under the liquidated damages provision described below.

The agreement generally provides that if Mr. Saltzman materially violates or fails to perform his obligations under the non-competition covenant contained in the agreement under certain circumstances prior to the earlier of the fifth anniversary of the Closing and the termination of his employment by us without “cause” (as defined in his employment agreement with us and including non-renewal of the employment agreement by us) or by Mr. Saltzman for “good reason” (as defined in his employment agreement with us, as described above), and fails to substantially cure and cease the violation within 60 days following the date on which he receives written notice of the violation, then he will be required to remit to us a specified amount of the shares of our Class A common stock delivered to him under the agreement at the Closing as liquidated damages for the violation. The amount of shares required to be remitted as liquidated damages decreases by 20% upon each anniversary of the Closing, such that no shares will be required to be remitted to us upon any non-competition violation that occurs on or after the fifth anniversary of the Closing.

The non-competition covenant contained in the agreement generally restricts Mr. Saltzman from directly or indirectly engaging in our business in specified locations in which we carry on our business, subject to certain listed exceptions.

In addition, the agreement provides that if CC is obligated for any applicable losses under the Contribution Agreement, then Mr. Saltzman will be responsible for his pro-rata portion of those losses in accordance with a formula set forth in the agreement.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward looking statements: the failure to receive, on a timely basis or otherwise, the required approvals by CLNY’s stockholders, governmental or regulatory agencies and third parties; the risk that a condition to closing of the proposed transaction may not be satisfied; CLNY’s ability to consummate the proposed transaction; operating costs and business disruption may be greater than expected; the ability of CC to retain its senior executives and maintain relationships with business partners pending consummation of the proposed transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which CLNY operates, as detailed from time to time in CLNY’s reports filed with the SEC. There can be no assurance that the proposed transaction will in fact be consummated.

Neither CLNY nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of this communication. CLNY is not under any duty to update any of these forward-looking statements after the date of this communication, nor to conform CLNY’s prior statements to actual results or revised expectations, and CLNY does not intend to do so.

Additional Information and Where to Find It

This communication is being made in respect of the Proposed Transaction involving CLNY and CC and certain of their affiliates. The Proposed Transaction will be submitted to the stockholders of CLNY for their consideration. In connection with the Proposed Transaction, CLNY intends to file a proxy statement and other documents regarding the Proposed Transaction with the SEC. INVESTORS AND STOCKHOLDERS OF CLNY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) REGARDING THE PROPOSED TRANSACTION AND OTHER DOCUMENTS RELATING TO THE TRANSACTIONS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant documents (when they become available), and any other documents filed by CLNY with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by CLNY through its website at http://www.colonyfinancial.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also request them in writing, by telephone or via the Internet at:

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(310) 282-8820

Attn: Investor Relations

Website: http://www.colonyfinancial.com

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CLNY, OP, the Mark Transferor and the Contributors and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from CLNY’s stockholders in respect of the Proposed Transaction. Information about CLNY’s directors and executive officers is available in CLNY’s definitive proxy statement, dated April 1, 2014, for its 2014 annual meeting of stockholders. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from CLNY’s stockholders in connection with the Proposed Transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in CLNY will be set forth in the proxy statement in respect of the Proposed Transaction when it is filed with the SEC. You can obtain free copies of these documents, which are filed with the SEC, from CLNY using the contact information above.

Item 8.01	Other Events.

On December 23, 2014, CLNY issued a press release announcing the entry into a definitive agreement with respect to the Proposed Transaction. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Contribution and Implementation Agreement, dated as of December 23, 2014, by and among Colony Financial, Inc., CFI RE Masterco, LLC, Colony Capital, LLC, Colony Capital Holdings, LLC, Colony Capital OP Subsidiary, LLC, CCH Management Partners I, LLC, FHB Holding LLC and Richard B. Saltzman.

10.1	Colony Mark Transfer Agreement, dated as of December 23, 2014, by and among New Colony Holdings LLC, Colony Financial, Inc. and CFI RE Masterco, LLC.

10.2	Employment Agreement, dated as of December 23, 2014, by and between Colony Financial, Inc. and Thomas J. Barrack, Jr.

10.3	Employment Agreement, dated as of December 23, 2014, by and between Colony Financial, Inc. and Richard B. Saltzman.

10.4	Lock-Up and Liquidated Damages Agreement, dated as of December 23, 2014, by and among Colony Financial, Inc., CFI RE Masterco, LLC, Colony Capital, LLC and Thomas J. Barrack, Jr.

10.5	Share Transfer and Liquidated Damages Agreement, dated as of December 23, 2014, by and among Colony Financial, Inc., Colony Capital Holdings, LLC, Colony Capital, LLC and Richard B. Saltzman.

99.1	Press Release, dated as of December 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY FINANCIAL, INC.

By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer,
Chief Financial Officer and Treasurer

Date: December 23, 2014